EXHIBIT 2.1

                         AGREEMENT AND PLAN OF EXCHANGE

                                 BY AND BETWEEN

                               ACTIVEWORLDS CORP.

                               ACTIVEWORLDS, INC.

                                 J.P. MCCORMICK

                                       AND

                                 RICHARD F. NOLL

                            DATED AS OF JULY 10, 2002


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                         AGREEMENT AND PLAN OF EXCHANGE

         AGREEMENT AND PLAN OF EXCHANGE dated as of July 10, 2002 (the "Agreement") by and between Activeworlds Corp., a corporation formed under the laws of the State of Delaware ("Activeworlds"), Activeworlds, Inc., a corporation formed under the laws of the State of Nevada ("Subsidiary"), J.P. McCormick ("McCormick"), an individual and resident of the Commonwealth of Massachusetts and Richard F. Noll ("Noll"), an individual and resident of the Commonwealth of Massachusetts. Activeworlds, Subsidiary, McCormick and Noll are referred to herein individually as a "Party" and collectively as the "Parties."

                                    PREAMBLE

         WHEREAS, a committee comprised of the three independent members of the Board of Directors of Activeworlds has determined that the sale of the business operations (the "Business") of Activeworlds through an exchange of the shares of Activeworlds held by Noll and McCormick for all of the shares of the Subsidiary and the Cash Consideration (the "Transaction") is advisable and in the best interests of Activeworlds and its stockholders, and presents an opportunity for Activeworlds to pursue other areas of business which may achieve long-term strategic and financial benefits;

         WHEREAS, Subsidiary is a wholly-owned subsidiary of Activeworlds which on the execution of this Agreement owns all of the operating assets (excluding certain cash) of the Business;

         WHEREAS, Noll and McCormick desire to acquire the Business, including certain assets and Assumed Liabilities thereof pursuant to an exchange transaction whereby

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Activeworlds shall repurchase 2,595,445 shares of its common stock held by
McCormick and Noll in exchange for and in consideration of (the "Exchange") the Cash Consideration and 100% of the issued and outstanding shares of common stock of Subsidiary (the "Exchange Shares"); and

         WHEREAS, the obligations of each of Activeworlds, Subsidiary, McCormick and Noll to effect the Exchange is subject to the conditions set forth in
Article VI hereof, including but not limited to the transfer of the tangible and intangible assets of Activeworlds to the Subsidiary as set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows: CERTAIN DEFINITIONS.

         As used in this Agreement, the following terms shall have the meanings set forth below:

"ACTIVEWORLDS" refers to Activeworlds Corp., a Delaware corporation, and when used in Article III also includes the Subsidiary except where the context otherwise requires.

"APPLICABLE LAWS" means all domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the Parties.

"ASSUMED LIABILITIES" means all liabilities of Activeworlds (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) which relate to its operation of the Business including (a) all liabilities of Activeworlds for costs and expenses of Subsidiary in excess of the amount to be paid by Activeworlds pursuant to Section 1.01(iv) below, (b) all liabilities and obligations of Activeworlds under any employee benefit plan, and (c) all liabilities of

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Activeworlds under agreements, contracts (including employment agreements of
Noll and McCormick), leases, licenses, and other arrangements referred to in the definition of Transferred Assets. The Assumed Liabilities shall specifically not include (a) any liability arising under that certain lawsuit pending between the Company and Juno Online (hereafter the "Juno Litigation"), (b) any obligation owing to any public relations or investment relations firm, (c) any Tax, (d) any expense or fee relating to any SEC filing (including but not limited to the Proxy Statement), (e) any obligation of Activeworlds to indemnify any Person by reason of the fact that such person was a director, officer, employee or agent of Activeworlds or was serving at the request of Activeworlds as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise) or (f) any fee or expense incurred for the benefit of Activeworlds following the execution of this Agreement.

"DOLLAR" and "$" means lawful money of the United States of America.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

"GAAP" means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

"KNOWLEDGE" means the knowledge of a Party after reasonable investigation.

"LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

"MATERIAL ADVERSE EFFECT" means any event, change or occurrence which individually or


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together with any other event, change or occurrence insofar as can reasonably be foreseen, could result in a materially adverse effect on Activeworlds or the Subsidiary, or material adverse change on the financial condition, business, properties, assets, results of operations, management or future prospects of either of them since March 31, 2002.

"NRS" means the Nevada Revised Statutes, Chapters 78 - Private Corporations and 92A - Mergers and Exchanges of Interest, inclusive.

"PERSON" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

"SEC" means the United States Securities and Exchange Commission.

"SEC DOCUMENTS" means any registration statement, report or other document filed with the SEC by Activeworlds.

"SECURITIES ACT" means the Securities Act of 1933, as amended.

"TAX" (and, with correlative meaning, "Taxes" and "Taxable") means:

         (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), and

         (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

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         (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person. "TAX RETURN" means any return, statement, report or form, including, without limitation, estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns required to be filed with respect to Taxes.

                                    ARTICLE I

                                  THE EXCHANGE

SECTION 1.01 THE EXCHANGE.

         Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the closing of the transactions contemplated hereunder (the "Closing"), Noll and McCormick shall transfer 1,305,948 and 1,289,497 shares, respectively, of their Activeworlds' common stock (which represents all but 100,000 shares each of their shares of Activeworlds common stock and those shares not being sold to Michael Gardner) in exchange for equal portions of the Exchange Shares and their stated share of the Cash Consideration. In connection therewith, the following terms shall apply:

         (i) Exchange Provisions. At the Closing, and subject to the terms and conditions of this Agreement, Noll and McCormick shall exchange their respective shares of Activeworlds common stock, as such common stock is set forth on
Schedule 1.01 hereto (the "Activeworlds Shares"), in exchange for an equal amount of the Exchange Shares as set forth on Schedule 1.01. In connection therewith, Noll and McCormick shall convey to Activeworlds good and marketable title to the Activeworlds Shares, free and clear of all Liens, claims, debts, obligations or other encumbrances except such restrictions as are imposed by federal or state securities laws.


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Activeworlds shall convey to Noll and McCormick good and marketable title to the
Exchange Shares as set forth on Schedule 1.01 hereto, free and clear of all Liens, claims, debts, obligations or other encumbrances, except such restrictions as are imposed by federal or state securities laws. The principles governing the mechanics of the Exchange are more fully set forth under Section
1.08 hereinafter.

(ii) Cash Consideration; Escrow. As additional consideration for the Exchange, Activeworlds shall pay to Noll the amount of $215,000 (less any amount paid to him pursuant to Section 1.05) and to McCormick the sum of $210,000 (less any amount paid to him pursuant to Section 1.05) (the "Cash Consideration"). The Cash Consideration shall be payable at Closing in certified bank funds. Upon the execution of this Agreement the amount of $440,000 shall be placed in escrow with the law firm Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP (the "Escrow Agent"). These funds shall be released as follows: (a) in the event the Transaction hereunder closes prior to the Termination Date, the amount of $215,000 (less any amount paid to him pursuant to Section 1.05) shall be paid to Noll; the amount of $210,000 (less any amount paid to him pursuant to Section 1.05) shall be paid to McCormick; an amount equal to the amount of McCormick and Noll's counsel's legal fees incurred in connection with the Transaction (up to $15,000) shall be paid to Gadsby Hannah LLP (the "Legal Fees"); and any balance shall be paid to Activeworlds; or (b) in the event the Transaction does not close prior to the Termination Date, all funds deposited with the Escrow Agent shall be paid to Activeworlds, less the amount of any Legal Fees, which amount shall be released to counsel for McCormick and Noll.

         (iii) Exemption from Registration. The Parties intend that the exchange of the Exchange Shares, to be conveyed by Activeworlds to Noll and McCormick, shall be exempt


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from the registration requirements of the Securities Act pursuant to Section
4(2) of the Securities Act and the rules and regulations promulgated thereunder.

         (iv) Legal Fees. Activeworlds shall pay at the Closing (a) all legal fees incurred by Noll and McCormick in connection with their consummating the Exchange up to an aggregate of $15,000, (b) all legal fees incurred by Activeworlds and owed to Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP in connection with their consummating the Exchange up to $15,000, and (c) all legal fees incurred by Activeworlds and owed to Harris & Gilbert, LLP in connection with their consummating the Exchange.

SECTION 1.02 CLOSING.

         The Closing will take place at the offices of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP ("GSK"), at 101 East 52nd Street, New York, New York 10022, on the day immediately following the satisfaction or waiver of the conditions precedent set forth in Article VI or at such other date or in such other manner as the Parties shall agree (the "Closing Date"), but in any event no later than August 15, 2002.

SECTION 1.03      EFFECT OF THE EXCHANGE.

         At and after the Closing, the Exchange shall be effective as provided by the applicable provisions of the NRS. The existence of the Subsidiary, with all of its purposes and powers, shall continue unaffected and unimpaired by the Exchange, and shall remain governed by the laws of the State of Nevada, with the exception that it shall be wholly owned by Noll and McCormick. The existence of Activeworlds shall continue unaffected and unimpaired as a corporation governed by the laws of Delaware.

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SECTION 1.04  CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

Pursuant to the Exchange:

         (i) The Articles of Incorporation and Bylaws of the Subsidiary as in effect immediately prior to the Closing shall be the initial Articles of Incorporation and Bylaws of Subsidiary following the Exchange.

         (ii) The officers and directors of the Subsidiary following the Exchange shall initially be those persons listed on Schedule 1.04.

SECTION 1.05  ACTIVEWORLDS' LIABILITY FOR BUSINESS COSTS.

         Upon execution of this Agreement, (a) Activeworlds shall cease to be responsible for any and all costs and expenses relating to or arising from in any manner, from the operation of the business being conducted by the Subsidiary or will be conducted by it following the Closing, including but not limited to costs, expenses, taxes and the like for salaries, rent, and general operating overhead (which shall not include any expenses incurred in connection with Activeworlds' being a public company or which are expressly excluded from the definition of Assumed Liabilities), (b) all operating revenue payable to Activeworlds (which specifically excludes interest paid on Activeworlds' bank account) or the Subsidiary shall be forwarded to or retained by the Subsidiary, and (c) any proceeds obtained by Activeworlds from a final resolution or settlement of the Juno Litigation shall remain the property of Activeworlds. From the date of execution of this Agreement until the Closing Date, Activeworlds shall advance to each of Noll and McCormick an amount equal to their gross salaries payable in accordance with their respective employment agreements and current practices. If the transaction closes as



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contemplated hereunder, then all salaries paid to Noll and McCormick shall be considered an advance of the cash consideration to be paid to each of them under this Agreement. If the transaction does not close as contemplated hereunder, then the employment agreements of each of Noll and McCormick shall be reinstated as of the termination date of this Agreement as though such agreements had never been cancelled except that Activeworlds shall have no liability for the salaries not paid to them.

SECTION 1.06  FURTHER ACTIONS.

         If at any time after the Closing, Noll and McCormick shall consider or be advised that any further assignment or assurances or any other things that are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Subsidiary, the title to any property or right of the Subsidiary acquired or to be acquired by reason of or as a result of the Exchange, then Activeworlds and its respective officers and directors in office shall use all reasonable efforts to execute and deliver, or cause to be executed and delivered, all such proper deeds, assignments and assurances and do all things reasonably necessary and proper to vest, perfect or confirm title to such property or rights in the Subsidiary and otherwise carry out the purpose of this Agreement.

SECTION 1.07      RESTRICTIONS ON RESALE.

         The Exchange Shares will not be registered under the Securities Act, or the securities laws of any state, and absent an exemption from registration contained in such laws, cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) the Subsidiary



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receives an opinion of counsel that an exemption from the registration requirements of the Securities Act is available.

         The certificates representing the number of Exchange Shares for which Noll and McCormick shall acquire pursuant to this Agreement shall contain legends substantially as follows:

         "THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR ACTIVEWORLDS, INC. RECEIVES AN OPINION OF COUNSEL FOR ACTIVEWORLDS, INC. REASONABLY SATISFACTORY TO SUCH COUNSEL THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE."

SECTION 1.08      EXCHANGE OF CERTIFICATES.

         (i) Exchange of Certificates. At Closing, Noll and McCormick shall be required to surrender all of their Activeworlds Shares listed on Schedule 1.01 hereto to GSK (the "Exchange Agent"), with executed stock powers endorsed with medallion guarantees, and Noll and McCormick shall be entitled upon such surrender to receive in exchange therefor certificates representing their proportionate number of Exchange Shares. All certificates representing Activeworlds Shares exchanged for Exchange Shares pursuant to this Article I shall be issued to Noll and McCormick subsequent to delivery thereof to the Exchange Agent pursuant to this Agreement.

         (ii) Full Satisfaction of Rights. All Exchange Shares for which the Activeworlds Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the Activeworlds Shares.

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                                   ARTICLE II

                        TRANSFER OF PROPERTIES AND ASSETS

SECTION 2.01  TRANSFER.

         Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, undertakings and agreements of Noll and McCormick made hereunder, and in consideration of the Exchange, Activeworlds hereby agrees to transfer, convey, assign and deliver to Subsidiary at or prior to the Closing all those assets of Activeworlds set forth in Schedule 2.01 attached hereto, which shall include but not be limited to: (a) all fixed assets including, but not limited to, equipment and fixtures as the same may exist on the Closing Date, which assets shall be in substantially the same condition and form on the Closing Date as such fixed assets are on the date of the execution of this Agreement, subject to normal wear and tear (the "Fixed Assets"); (b) all contracts, including without limitation, certain leases and leasehold rights held by Activeworlds as the same may exist on the Closing Date (the "Contracts"); and (c) all intangible assets including Activeworlds' patents, trademarks and trade names on a worldwide basis, the Activeworlds source code, object code and other technology and all licenses held by the Company in and to any software (the "Intangible Assets") (the Fixed Assets, Contracts and Intangible Assets are collectively referred to as the "Transferred Assets") free and clear from any and all Liens , together with all rights now or hereafter attaching thereto. It is understood and agreed that the assets listed as "Excluded Assets" on Schedule 2.01(b) attached hereto shall be excluded from the Transferred Assets (the "Excluded Assets").

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SECTION 2.02  ASSUMPTION OF LIABILITIES.

         Subsidiary shall assume all of the Assumed Liabilities, and agree to be liable for all obligations thereunder. It is understood and agreed that Subsidiary will not assume and be liable for any of Activeworlds' other liabilities not included in or excluded from the definition of Assumed Liabilities.

SECTION 2.03  INSTRUMENT OF CONVEYANCE, TRANSFER, ASSUMPTION, ETC.

         (i) Conveyance, Transfer and Assumption. Activeworlds shall properly execute and deliver to Subsidiary at the Closing assignments with respect to each of the contracts, leases and other agreements and rights to be assigned to Subsidiary hereunder, including without limitation, certain leases and leasehold rights held by Activeworlds and where required for such assignment, the consent or waiver of any third party, in each case in form reasonably satisfactory to Noll and McCormick. On the Closing Date, the Subsidiary shall have obtained the assignments with respect to each of the leases listed on Schedule 2.03 attached hereto and, where required for such assignments, the consent of each lessor.

         (ii) Possession. Simultaneously with the Closing, Activeworlds shall take all steps requisite to put Subsidiary in actual possession and operating control of the Transferred Assets.

SECTION 2.04  FURTHER ASSURANCES.

         At the Closing and from time to time after the Closing as may reasonably be requested by Noll or McCormick from time to time and without further consideration, (i) Activeworlds shall promptly execute and deliver to Subsidiary certificates and other instruments of assumption conveyance, assignment or transfer, and take such other action to confirm any obligation


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assumed by Subsidiary and to convey, assign and transfer to and vest in
Subsidiary or to put Subsidiary in possession of the Transferred Assets. To the extent that any consents, waivers or approvals necessary to convey items of Transferred Assets to Subsidiary are not obtained prior to the Closing, Activeworlds shall provide to Subsidiary, at the reasonable request of Noll or McCormick, the benefits of any such Transferred Asset, or hold the same in trust for Subsidiary.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF NOLL AND MCCORMICK

         Noll and McCormick, jointly and severally, both personally and in their capacities as officers and directors of Activeworlds, hereby represent and warrant to Activeworlds, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 3.01  STANDING AND POWER.

         This Agreement constitutes Noll and McCormick's valid and legally binding obligation, enforceable against each of them in accordance with its terms. Noll and McCormick represent that they have full power and authority to execute and deliver this Agreement to perform their obligation hereunder.

SECTION 3.02  INVESTMENT PURPOSE.

         Each of Noll and McCormick are acquiring the Exchange Shares for their own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same in violation of the Securities Act, and the rules and regulations promulgated thereunder, or any applicable state securities laws, rules and regulations (collectively, "Blue Sky

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Laws"). Each of Noll and McCormick understand that the Exchange Shares have not been registered under the Securities Act or registered or qualified under any Blue Sky Laws, by reason of their issuance in a transaction which does not require registration under the Securities Act, or registration or qualification under any Blue Sky Laws, and that the securities must be held indefinitely unless a subsequent disposition thereof exempt from registration or qualification. Noll and McCormick are the only executive officers of the Subsidiary and are therefore "accredited investors" as defined under Regulation D promulgated under the Securities Act.

SECTION 3.03 DISCLOSURE OF INFORMATION.

         Noll and McCormick believe that they have received all the information they consider necessary or appropriate for deciding whether to surrender their Activeworlds Shares in exchange for the Exchange Shares. Noll and McCormick further represent that they have had an opportunity to ask questions and receive answers from Activeworlds regarding the terms and conditions of this Agreement. By reason of their business and financial experience and the fact that they are executive officers of Subsidiary, each of Noll and McCormick has the capacity to protect his own interest in connections with the transactions contemplated herein. Except for the representations and warranties of Activeworlds set forth herein, neither Noll nor McCormick are relying on any other representation or warranty of Activeworlds.

SECTION 3.04  CONSIDERATION.

         The Parties acknowledge and agree that the consideration provided for under this Agreement represents fair consideration and reasonable equivalent value for the sale and transfer of the Transferred Assets and the transactions covenants, and agreements set forth in this


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Agreement, which consideration was agreed upon as the result of arms'-length good faith negotiations between the Parties and their respective representatives.

SECTION 3.05  RIGHT AND TITLE.

         Noll and McCormick represent that they own their Activeworlds Shares free and clear of any Liens and no other Person has any equity interest in, or right (contingent or otherwise) to acquire their Activeworlds Shares .

SECTION 3.06  ORGANIZATION, STANDING AND POWER.

         Activeworlds is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Activeworlds is duly qualified to do business in each state or other jurisdiction in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect. Activeworlds does not have any ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock) other than the Subsidiary.

SECTION 3.07  CAPITALIZATION.

         As of the date of this Agreement, there were 8,515,235 issued and outstanding shares of common stock of Activeworlds. No shares of preferred stock of Activeworlds are issued and outstanding. Except as disclosed in the Financial Statements, no Person is entitled to any rights


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with respect to the issuance or transfer of the Activeworlds' common stock. The shares of Activeworlds' common stock have been issued in compliance with all Applicable Laws.

SECTION 3.08 FINANCIAL STATEMENTS.

         Activeworlds' unaudited balance sheet and accompanying income statement and statement of cash flow as of March 31, 2002, (the "Activeworlds Financial Statements Date") attached hereto as Exhibit B (collectively, the "Activeworlds Financial Statements") are true, correct and complete and accurately reflect the financial condition of the Activeworlds as of such dates. The Activeworlds Financial Statements fairly present the financial condition of Activeworlds and cash flows as of the date thereof, and have been prepared in accordance with GAAP consistently applied. The Activeworlds Financial Statements include all adjustments necessary to present fairly the information for such period.

SECTION 3.09 LITIGATION.

         Other than as listed on Schedule 3.09 attached hereto, there is no action, suit, litigation, audit or proceeding pending against, or to the best knowledge of Noll and McCormick, threatened against or affecting, Activeworlds or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 3.10 RESTRICTIONS ON BUSINESS ACTIVITIES.

         There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Activeworlds is a party or otherwise binding upon Activeworlds which has or may have the effect of prohibiting or impairing any business practice of Activeworlds, any


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acquisition of property (tangible or intangible) by Activeworlds or the conduct of business by Activeworlds. Without limiting the foregoing, Activeworlds has not entered into any agreement under which Activeworlds is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

SECTION 3.11 INTERESTED PARTY TRANSACTIONS.

         Activeworlds is not indebted to any officer or director of Activeworlds, and no such person is indebted to Activeworlds.

SECTION 3.12 COMPLIANCE WITH APPLICABLE LAWS.

         The business of Activeworlds has not been, and is not being, conducted in violation of any Applicable Laws, except for possible violations which could not reasonably be expected to have a Material Adverse Effect on Activeworlds. No investigation or review by any governmental entity with respect to Activeworlds is pending or threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13 GOVERNMENTAL AUTHORIZATION.

         There are no consents, licenses, permits, grants or other authorizations issued to Activeworlds by a governmental entity (i) pursuant to which Activeworlds currently operates or holds any interest in any of its properties or (ii) which is required for the


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operation of the business of Activeworlds or the holding of any such interest
(collectively, the "Activeworlds Authorizations").

SECTION 3.14 ABSENCE OF CHANGES.

         Since the Activeworlds Financial Statements Date, other than as reflected in the Activeworlds Financial Statements, there has not been:

         (i) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on Activeworlds;

         (ii) any amendment of any material term of any outstanding security of Activeworlds;

         (iii) any incurrence, assumption or guarantee by Activeworlds of any indebtedness for borrowed money;

         (iv) any creation or other incurrence by Activeworlds of any Lien on any material asset;

         (v) the making of any loan, advance or capital contributions to or investment in any Person;

         (vi) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or any asset(s) of Activeworlds which would, individually or in the aggregate, have a Material Adverse Effect on Activeworlds;

         (vii) any transaction or commitment made, or any contract or agreement entered into, by Activeworlds or any relinquishment by Activeworlds of any contract or other right;

         (viii) any change in any method of accounting, method of tax accounting, or accounting practice by Activeworlds;

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         (xi) any tax election or any settlement or compromise of any tax liability, in either case that is material to Activeworlds.

SECTION 3.15 OPERATIONS SINCE FINANCIAL STATEMENTS DATE.

         Since March 31, 2002, except for as contemplated by this Agreement or in Activeworlds unaudited financial statements prepared as of such date (the "Activeworlds Financial Statements"), Activeworlds:

         (i) has operated its businesses substantially as it was operated prior to that date and only in the ordinary course;

         (ii) has not declared or otherwise become liable with respect to any dividend or distribution of cash, assets or capital stock;

         (iii) has maintained or kept current its books, accounts, records, payroll, and filings in the usual and ordinary course of business, consistent in all material respects with past practice; and

         (iv) has not made any capital expenditure, commitment or investment other than in the ordinary course of business.

SECTION 3.16 NO UNDISCLOSED LIABILITIES.

         Except as set forth in Schedule 3.16 or in the Activeworlds' Financial Statements or as incurred in the ordinary course of Activeworlds' business since the Financial Statements Date, there are no liabilities or debts of Activeworlds of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

SECTION 3.17 INSURANCE.

         Activeworlds has obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of Activeworlds, there is no claim by Activeworlds pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Activeworlds is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Activeworlds and Activeworlds have no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

SECTION 3.18 TITLE TO PROPERTIES; LIENS.

         Activeworlds does not own any real property. All of the assets of Activeworlds, except those disposed of in the ordinary course of business, are free and clear of all Liens except (i) as disclosed on the Activeworlds Financial Statements, (ii) Liens for current taxes not yet due and payable,
(iii) Liens in favor of any lessor with respect to capital lease obligations disclosed in Schedule 2.03 attached hereto, (iv) such imperfections of title or zoning restrictions, easements or encumbrances, if any, as do not materially interfere with the present use of such property or assets, and (vi) Liens which arise by operation of law.

SECTION 3.19 MATERIAL CONTRACTS.

         Except for: (i) contracts with clients and other contracts executed by Activeworlds in the ordinary course of business; (ii) other material contracts which are listed on Schedule 2.03 hereof, Activeworlds is not a party to or bound by any material indenture, lease, license, loan agreement, other agreement or other instrument (collectively, the "Material Contracts"). Activeworlds' Material Contracts are enforceable in accordance with their respective terms, and Activeworlds and Subsidiary are not in violation of, and have received no notice of being in violation of such Material Contracts.

SECTION 3.20 NON-CONTRAVENTION.

         The execution and delivery by Activeworlds and Subsidiary of this Agreement and the consummation by Activeworlds of the transactions contemplated hereby and performance of their obligations hereunder do not and will not (i) violate the Certificate or Articles of Incorporation of Activeworlds or of Subsidiary, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Activeworlds, or to a loss of any benefit to which Activeworlds is entitled under any provision of any agreement or other instrument binding upon Activeworlds, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Activeworlds, or (iv) result in the creation or imposition of any Lien on any asset of

Activeworlds.

SECTION 3.21 INTELLECTUAL PROPERTY.

         Activeworlds (or the Subsidiary) has title to all material patents, trademarks or trade secrets, or adequate licenses and rights to use the patents, trademarks, copyrights, trade names and trade secrets of others, necessary to the conduct of its business. The business of Activeworlds is being carried on without known conflicts with patents, licenses, trademarks, copyrights, trade names and trade secrets of others and, to the Knowledge of Activeworlds, no other persons are conducting their businesses in conflict with patents, licenses, trademarks, copyrights, trade names and trade secrets used by Activeworlds.

SECTION 3.22 BROKERS' AND FINDERS' FEES.

         Activeworlds has not incurred, nor will it incur, directly or indirectly, any liability for brokers' or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, provided, however, this representation is based upon the assumption that Michael Gardner and/or Baytree Capital Associates, LLC has waived any right to a commission it may have for the transaction contemplated by this Agreement.

SECTION 3.23 TAX RETURNS AND PAYMENT.

         Except as disclosed in the Activeworlds Financial Statements, there is no material claim for Taxes that is a lien against the property of Activeworlds other than Liens for Taxes not yet due and payable. No extension or waiver of the statute of limitations on the assessment of any

Taxes has been granted to Activeworlds which is currently in effect, and Activeworlds is not a party to any agreement, contract or arrangement with any Tax Authority, which may result in the payment of any material amount in excess of the amount reflected on the Activeworlds Financial Statements.

SECTION 3.24 WARRANTY CLAIMS.

         There are no material pending or threatened material claims against Activeworlds for any work performed by Activeworlds for any client, including but not limited to, any services rendered under any warranties.

SECTION 3.25 FILINGS WITH THE SEC.

         Activeworlds has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act. All documents required to be filed as exhibits to any registration statement, report or other document filed with the SEC by Activeworlds (the "SEC Documents") have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Activeworlds nor any of its subsidiaries is in material default of these material contracts. Each of Activeworlds' SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates. None of Activeworlds' SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.26 LIMITATION ON REPRESENTATIONS AND WARRANTIES.

         No undisclosed action taken by the Board of Directors of the Company without the knowledge of J.P. McCormick or Richard F. Noll shall be considered to be a breach of any of the foregoing representations and warranties.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                                 OF ACTIVEWORLDS

         Activeworlds represents and warrants to Noll and McCormick, as of the date of this Agreement and as of the Closing, as follows:

SECTION 4.01 STANDING AND POWER.

         This Agreement constitutes the valid and legally binding obligation of Activeworlds, enforceable against it in accordance with its terms. Activeworlds represents that it has full power and authority to execute and deliver this Agreement and to perform its obligation hereunder.

                                    ARTICLE V

                        CERTAIN COVENANTS AND AGREEMENTS

SECTION 5.01      PRE-CLOSING COVENANTS OF THE PARTIES.

         The Parties covenant and agree that, during the period from the date of this Agreement until the Closing, Activeworlds and Subsidiary shall conduct their businesses as presently operated and solely in the ordinary course, and consistent with such operation therewith:

         (i) shall not amend their Certificate of Incorporation or Bylaws;

         (ii) shall not hire any employees or enter into any contracts or agreements for employment;

         (iii) shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

         (iv) shall not sell, transfer, or otherwise dispose of any assets required for the operations of their respective businesses except in the ordinary course of business consistent with past practices or as contemplated by this Agreement;

         (v) shall not create, incur, assume, or guarantee any indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, Lien or other encumbrance on any of its assets, except those in existence on the date hereof or those granted pursuant to agreements in effect on the date of this Agreement;

         (vi) shall not make any capital expenditure or series of capital expenditures except in the ordinary course of business;

         (vii) shall not declare or pay any dividends on or make any distribution of any kind with respect to the Exchange Shares;

         (viii) shall maintain its facilities, assets and properties in reasonable repair, order and condition, reasonable wear and tear excepted;

         (ix) shall maintain in full force and effect all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

         (x) shall seek to preserve the present reputation and business organization of Activeworlds and Subsidiary and their relationship with their clients and others having business dealings with them;

         (xi) shall not issue any additional shares or take any action affecting the capitalization of Activeworlds or Subsidiary;

         (xii) shall use commercially reasonable efforts to comply with and not be in default or violation under any law, regulation, decree or order applicable to their businesses, operations or assets where such violation would have a Material Adverse Effect;

         (xii) shall not change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in GAAP, whether in respect of Taxes or otherwise;

         (xiv) shall not terminate or waive any right of substantial value other than in the ordinary course of business;

         (xv) shall not enter into any material contract or commitment other than in the ordinary course of business; and

         (xvi) shall provide such assistance to Activeworlds as may be reasonably requested with regard to matters relating to Activeworlds, its obligations to continue to file reports with the SEC, the Information Statement required to be filed in order to consummate the transactions contemplated by this Agreement, other reports and registrations previously filed by Activeworlds with the SEC and the pending Juno Litigation.

SECTION 5.02      POST-CLOSING COVENANTS OF ACTIVEWORLDS.

         (i) Trademarks and Intellectual Property. Activeworlds shall promptly after the Closing, and in no event later than ninety (90) days thereafter change its corporate, company and trading name to a name which is not reasonably likely to cause confusion with Subsidiary, which name shall not contain the word "Activeworlds." From and after the Closing Date, Activeworlds will not adopt, use, register or attempt to obtain rights with respect to any corporate, company or trading name or trademark, trade name, trade dress, brand mark, brand name, service mark or copyright which includes, or is similar in sound or appearance to Subsidiary's corporate or company name. Activeworlds will take no action which might have the effect of reflecting adversely on or diminishing the value of any of the intellectual property of Subsidiary. Except with the express written consent of Subsidiary, in promoting and advertising, Activeworlds will not, from and after the Closing Date, directly or indirectly refer to any prior association with the development, manufacture, marketing or sales of any of the products of the Subsidiary.

         (ii) Transfer Tax. All transfer Taxes, realty documentary stamp Taxes and sales and use Taxes, if any, payable by reason of this transaction or the sale, transfer or delivery of the Transferred Assets shall be paid and borne by Activeworlds.

SECTION 5.03      COVENANTS OF NOLL AND MCCORMICK.

         (i) Resignations of Noll and McCormick. Noll and McCormick shall, on the date of this Agreement, resign as officers and directors of Activeworlds, effective immediately. Noll and McCormick shall be provided with a copy of an executed board resolution of the remaining directors of Activeworlds which reappoints each of them to the positions they held prior to such resignations and which reinstates their employment agreements with Activeworlds (which are being terminated pursuant to Section 5.04 (iii) hereof, which resolution shall only become effective in the event that this Agreement is terminated prior to a closing of the Transaction. Noll and McCormick shall continue to serve as the sole officers and directors of the Subsidiary.

         (ii) Options and Warrants. Noll and McCormick shall take such action as to cause any and all options and warrants issued to them as of the date of this Agreement to be cancelled on the Closing Date. Noll and McCormick shall not be entitled to receive any remuneration for such cancellation.

SECTION 5.04      COVENANTS OF THE PARTIES.

         (i) Announcement. Neither Activeworlds and Subsidiary, on the one hand, nor Noll and McCormick on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld), except as may be required by Applicable Laws. Notwithstanding anything in this Section 5.04 to the contrary, the Parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby.

         (ii) Notification of Certain Matters. Activeworlds and Subsidiary shall give prompt notice to Noll and McCormick, and Noll and McCormick shall give prompt notice to Activeworlds and Subsidiary, of:

                  (a) The occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing; and

                  (b) Any material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         (iii) Employment Agreements. Noll and McCormick shall, effective immediately, cancel their respective employment agreements with Activeworlds and release Activeworlds from any and all liability thereunder. In the event that this Agreement is terminated such employment agreements shall be reinstated and shall continue in full force and effect.

         (iv) Future Cooperation. Noll and McCormick shall cooperate with Activeworlds in the future with regard to any registration statements and reports filed by Activeworlds with the SEC to the extent it relates to periods in which they were officers of Activeworlds, any business that may have originated while Noll and McCormick were officers of Activeworlds and with regard to the Juno Litigation. Noll and McCormick agree to cooperate with Activeworlds in connection with its defending against a claim being made by the Rubenstein public relations firm. McCormick shall, prior to the Closing, prepare the financial statements required to be contained in, and agrees to cooperate with Activeworlds in its preparation of, Activeworld's its form 10-QSB for the quarter ended June 30, 2002.

         (v) Reasonable Best Efforts. Before Closing, upon the terms and subject to the conditions of this Agreement, the Parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

                  (a) The preparation and filing of all forms, registrations and notices required to be filed to consummate the Exchange, including without limitation, the preliminary information statement to be sent to the Activeworlds stockholders on Schedule 14C (including the definitive and any amendments thereto, the "Information Statement"), and the other approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and

                  (b) The satisfaction of the other Party's conditions precedent to Closing.

         (vi) Information Statement. Upon the execution of this Agreement, Activeworlds will use its reasonable best efforts to prepare an Information Statement relating to the Transaction and file it with the SEC. Simultaneous with execution of this Agreement, Noll and McCormick shall deliver irrevocable proxies to Michael Gardner in the forms attached as Exhibit A hereto. Such Information Statement shall contain the written consents to the Transaction of the outstanding shares of Activeworlds common stock beneficially owned by Michael Gardner (including the Activeworlds Shares subject to irrevocable proxies given by Noll and McCormick). Activeworlds shall expeditiously inform its public Activeworlds stockholders of the action intended to be taken pursuant to the Exchange Act. As promptly as is reasonably practicable after the date. Any Information Statement to be sent to the Activeworlds stockholders in connection with the Consents will, when the Information Statement is mailed to the Activeworlds stockholders as contemplated by this Section 5.04, contain the information required by the Exchange Act and the rules and regulations of the SEC thereunder. The Information Statement will not, at the time of mailing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, except that Activeworlds makes no representations as to statements or omissions regarding information solely relating to Activeworlds such statements or omissions. Activeworlds will comply with the requirements of all federal and state securities or Blue Sky laws and the rules and regulations under such laws with respect to such corporate action in connection therewith.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

SECTION 6.01  CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS.

         The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived by each of Activeworlds, Subsidiary, Noll and McCormick:

         (i) Consents and Approvals. The Parties shall have obtained all necessary consents and approvals of their respective boards of directors and stockholders, and all material consents, including any material consents and waivers by the Parties' respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

         (ii) Absence of Certain Litigation. No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the Parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the Exchange.

         (iii) Execution of Mutual Release. The parties hereto and each of Sean Deson, Alexander Adelson, Bruce Judson, Michael Gardner, and the other plaintiffs in the action filed in the Court of Chancery for the State of Delaware in and for New Castle County, captioned Andrew Dorman, et al v. J.P. McCormick and Richard F. Noll (the "Suit") shall have entered into a mutual release and settlement agreement which shall be in the form of Exhibit C attached hereto and which shall dismiss the Suit with prejudice.

         (iv) Indemnification of Michael Gardner. Activeworld's shall enter into an agreement with Michael Gardner providing him with the same indemnification rights as each of its current directors have under written agreements notwithstanding the fact that he is not a director.

SECTION 6.02      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ACTIVEWORLDS.

         The obligations of Activeworlds as provided herein shall be subject to each of the following conditions precedent, unless waived by Noll, McCormick and
Subsidiary:

         (i) Consents and Approvals. Activeworlds shall have obtained all material consents, including any material consents and waivers by third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

         (ii) Representations and Warranties. The representations and warranties by Noll and McCormick herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

         (iii) Performance. Noll and McCormick shall have performed and complied in all material respects with all agreements to be performed or complied with by them pursuant to this Agreement at or prior to the Closing.

         (iv) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Activeworlds and its counsel, and Activeworlds and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

         (v) Cooperation in the Juno Litigation. Noll and McCormick shall have cooperated with Activeworlds and its counsel in the lawsuit filed by Activeworlds including, but not limited to, responding to request for information and documents, giving sworn statements under oath and appearing for deposition if noticed by Juno or Activeworlds.

SECTION 6.03      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NOLL AND MCCORMICK.

         The obligation of Noll and McCormick on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived by them:

         (i) Representations And Warranties. The representations and warranties by Activeworlds herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

         (ii) Performance. Activeworlds shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior to or at the Closing.

         (iii) Proceedings And Documents. All proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Noll and McCormick and their counsel, and Noll and McCormick and their counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

         (iv) Completion of Sale of Shares. The transactions contemplated by the Securities Purchase Agreement by and between each of Richard F. Noll and J.P. McCormick, on the one hand, and Michael Gardner, on the other, shall have been completed.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01  TERMINATION.

         This Agreement may be terminated and the Exchange may be abandoned at any time (with each such event being a "Termination") prior to the Closing by:

         (i)      The mutual written consent of the Parties;

         (ii) If any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Exchange or the acceptance for exchange of the Exchange Shares pursuant to the Exchange and such order, decree, ruling or other action shall have become final and non-appealable;

         (iii) If Activeworlds shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within 15 calendar days after the giving of written notice by Noll, McCormick or Subsidiary;

         (iv) If Noll or McCormick shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within 15 calendar days after the giving of written notice by Activeworlds;

         (v) Without any action on the part of the Parties if required by Applicable Laws; or

         (vi) Any Party if the Closing has not occurred by August 15, 2002.

SECTION 7.02  EFFECT OF TERMINATION.

         If this Agreement is terminated as provided in Section 6.01, written notice of such termination shall be given by the terminating Party to the other Party specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of any of the Parties, provided, that nothing in this Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.

                                  ARTICLE VIII

                 CONFIDENTIALITY; NON-SOLICITATION; EXCLUSIVITY

SECTION 8.01      CONFIDENTIALITY.

         Activeworlds, on the one hand, and Noll and McCormick, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to this Agreement, which are designated by such Party as confidential (except for any information disclosed to the public pursuant to a press release authorized by the Parties or in a filing by Activeworlds with the SEC) and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party's confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

SECTION 8.02      EXCLUSIVITY.

         Except for the transactions contemplated by this Agreement, on or before the earlier to occur of the Closing Date or the Termination, Noll, McCormick and Subsidiary shall not (i) solicit, initiate, or encourage the submission of any proposal or offer relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of Activeworlds or Subsidiary (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Neither Activeworlds nor Subsidiary shall recommend to its stockholders any merger, consolidation or share exchange except as set forth in this Agreement or provided by law. Noll or McCormick shall immediately notify Activeworlds with copies to its counsel if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                                   ARTICLE IX

                                 INDEMNIFICATION

SECTION 9.01      INDEMNIFICATION BY NOLL AND MCCORMICK.

         Noll and McCormick shall, jointly and severally, indemnify, defend and hold harmless each of Activeworlds and its respective legal representatives, successors and assigns against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether or not involving a claim made by a third party ("Third Party Claim") based in whole or in part on or arising in whole or in part out of (i) failure of Subsidiary to satisfy any of its obligations arising out of any of the liabilities set forth in Section 2.02, or (ii) any breach of this Agreement by Noll or McCormick, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing.

SECTION 9.02      INDEMNIFICATION BY ACTIVEWORLDS AND SUBSIDIARY.

         Activeworlds shall indemnify, defend and hold harmless each of Noll and McCormick and their respective heirs, legal representatives, successors and assigns against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether or not involving a Third Party Claim) based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by Activeworlds, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of Activeworlds (other than Noll and McCormick) prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing.

SECTION 9.03 THIRD PARTY CLAIMS.

         Promptly after receipt by a Person entitled to indemnity under Article IX of notice of the assertion of a Third-Party Claim against it, such Party (hereafter, an "Indemnified Party") shall give notice to the Indemnifying Party of the assertion of such Third-Party Claim; provided that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Party's failure to give such notice.

         If an Indemnified Party gives notice to the Indemnifying Party pursuant to Article IX of the assertion of such Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Party is also a Party against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, or the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnified Party under Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification; and no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party's Consent unless there is no finding or admission of any violation of any applicable law the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to the Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within 10 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

         Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Party shall not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         With respect to any Third-Party Claim subject to indemnification under this Article IX: both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other party fully informed of the status of such Third-Party Claims and any related proceedings at all stages thereof where such party is not represented by its own counsel, and the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

         With respect to any Third-Party Claim subject to indemnification under this Article IX, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it shall use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

         The Indemnification provisions of Article IX shall be enforceable regardless of whether the liability is based on past, present or future acts, claims or legal requirements (including any past, present or future environmental law, fraudulent transfer act, occupational safety and health law, or products liability, securities or other legal requirement), and regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification, or the sole or concurrent strict liability imposed on the Person seeking indemnification.

SECTION 9.04      SURVIVAL OF INDEMNIFICATION.

         All rights to indemnification under this Article IX shall survive the consummation of the Exchange. In the event that this Agreement is terminated prior to the Exchange, all indemnification rights hereunder shall be null and void and of no effect. The provisions of this Article IX are intended to be for the benefit of, and shall be enforceable by, each of the Parties.

                                    ARTICLE X

                                  MISCELLANEOUS

SECTION 10.01     EXPENSES.

         Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION 10.02  APPLICABLE LAW.

         Except to the extent that the law of the State of Nevada is mandatorily applicable to the Exchange (which shall be governed by the NRS), this Agreement shall be governed by the laws of the State of Delaware as applied to agreements entered into and to be performed in such state.

SECTION 10.03     NOTICES.

         All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

         (i) If sent by registered or certified mail in the United States, return receipt requested, upon receipt;

         (ii) If sent by reputable overnight air courier (such as Federal Express), two business days after being sent;

         (iii) If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) above, when transmitted and receipt is confirmed by telephone; or

         (iv) If otherwise actually personally delivered, when delivered.

         All notices and other communications under this Agreement shall be sent or delivered as follows:

If to Activeworlds or Subsidiary, to:
Activeworlds Corp.
Alexander M. Adelson
85 Mountainside Trail
Cortland Manor, NY  10567

Sean Deson
Deson & Co.
112 Baypoint Drive
San Rafael, CA  94901

Bruce Judson
186 Smalley Corners Road
Carmel, NY  10512

         with a copy to (which shall not constitute notice):

Harris & Gilbert, LLP
1645 Palm Beach Lakes Blvd.
Suite 550
West Palm Beach, FL  33401
Attention:        Michael D. Harris, Esq.
Telephone:        561-689-4441
Facsimile:        561-478-1817


Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
101 E. 52nd Street
New York, NY 10022
Attention:    Jay M. Kaplowitz, Esq.
Telephone:        212-752-9700
Facsimile:        212-980-5192


If to Richard F. Noll, to:

95 Parker Street
Newburyport, MA  01950
Telephone:        978-499-0222
Facsimile:        978-499-0221


         with a copy to (which shall not constitute notice):

Gadsby Hannah LLP
225 Franklin Street
Boston, MA  02110
Attention:        John A. Kostrubanic, Esq.
Telephone:        617-345-7087
Facsimile:        617-204-8087


If to J.P. McCormick,  to:

95 Parker Street
Newburyport, MA  01950
Telephone:        978-499-0222
Fax:              978-499-0221


         with a copy to (which shall not constitute notice):

Gadsby Hannah LLP
225 Franklin Street
Boston, MA  02110
Attention:        John A. Kostrubanic, Esq.
Telephone:        617-345-7087
Facsimile:        617-204-8087

         Each Party may change its address by written notice in accordance with this Section.

SECTION 10.04  ENTIRE AGREEMENT.

         This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

SECTION 10.05  ASSIGNMENT.

         Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the immediately foregoing sentence of this Section 10.05, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

SECTION 10.06 HEADINGS; REFERENCES.

         The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections of this Agreement unless otherwise indicated.

SECTION 10.07 COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

SECTION 10.08 SEVERABILITY; ENFORCEMENT.

         Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

SECTION 10.09 RULES OF CONSTRUCTION.

         The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 10.10 EXHIBITS.

         All of the exhibits to this Agreement are hereby incorporated in this Agreement and shall be deemed and construed to be a part of this Agreement for all purposes.

SECTION 10.11 INTERPRETATION.

         The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                       [SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ACTIVEWORLDS CORP.

By:
         -----------------------------------
Name:
         -----------------------------------
Title:
         -----------------------------------

ACTIVEWORLDS, INC.

By:
         -----------------------------------
Name:
         -----------------------------------
Title:
         -----------------------------------

RICHARD F. NOLL

------------------------------

J.P. MCCORMICK

-------------------------------

                                    EXHIBIT A

                                     Proxies

                                    EXHIBIT B

         The Unaudited Financial Statements contained in Activeworlds Corp.'s Form 10-QSB for the period ended March 31, 2002 are hereby incorporated by reference.

                                    EXHIBIT C

                              SETTLEMENT AGREEMENT

                                [TO BE SUPPLIED]

                                  SCHEDULE 1.01

                   Ownership of Capital Stock Being Exchanged

Ownership of Activeworlds Corp. Common Stock by Noll and McCormick

Richard F. Noll                                    1,305,948 shares
J.P. McCormick                                     1,289,497 shares

Ownerships of Activeworlds, Inc. Common Stock following Exchange

Richard F. Noll                                    1,767,953.5 shares (50%)
J.P. McCormick                                     1,767,953.5 shares (50%)

                                  SCHEDULE 1.05

                      Officers and Directors of Subsidiary

Richard F. Noll                            President and Director
J.P. McCormick                             Treasurer, Secretary and Director

                                  SCHEDULE 2.01

                     Assets Being Transferred to Subsidiary

All tangible andintangible assets relating to the operation of the Business excepting the Excluded Assets, which shall include but not be limited to the Activeworlds source code, object code and related technologies.

                                SCHEDULE 2.01 (B)

                                 Excluded Assets

All rights in Juno Litigation and all cash and cash equivalents (CD's, investment shares, etc.) excepting the operating revenue retained by the Subsidiary pursuant to Section 1.05.

                                  SCHEDULE 2.03

                                 Assigned Leases

Real Property Lease for 95 Parker Street, Newburyport, Massachusetts Lease of Honda Accord

                                  SCHEDULE 3.09

                                   Litigation

1. Activeworlds, Corp. f/k/a Activeworlds.com, Inc. vs. Juno Online Services, Inc., Netzero, Inc., and United Online, Inc., Supreme Court of the State of New York County of New York, Index No. 605484/01.

2. Rubenstein Public Relations has threatened to file a claim against Activeworlds Corp. in the amount $40,200 for services rendered during October 2001 through January 2002. No suit has been filed.

                                  SCHEDULE 3.16

                             Undisclosed Liabilities

     Any amounts that may become due as a result of the potential Rubenstein Public Relations claim listed in Schedule 3.09 above.